Exhibit 99 (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 31, 2012 relating to the financial statements and financial highlights which appears in the September 30, 2012 Annual Report to the Board of Directors and Shareholders of the FMI Funds, Inc. (consisting of FMI Large Cap Fund, FMI Focus Fund and FMI International Fund), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
January 31, 2013